Exhibit 99.1

Regional Management Corp. Announces Second Quarter 2021 Results

-   Net income of $20.2 million and diluted earnings per share of $1.87   -

-   10.9% year-over-year revenue growth and 17.3% core net finance receivables growth   -

-   Historically low 30+ day contractual delinquencies of 3.6% as of June 30, 2021   -

-   Increases authorization under stock repurchase program from $30 million to $50 million   -

Greenville, South Carolina – August 3, 2021 – Regional Management Corp. (NYSE: RM), a diversified consumer finance company, today announced results for the second quarter ended June 30, 2021.

“We are proud of our performance during the second quarter, having generated $20.2 million of net income, strong returns of 7.1% ROA and 28.7% ROE, and double-digit year-over-year receivables and revenue growth,” said Robert W. Beck, President and Chief Executive Officer of Regional Management Corp. “We took advantage of the improving economy and robust loan demand to expand our market share, originating a record $373 million of loans in the quarter and driving our ending net receivables to an all-time high of $1.2 billion. The second quarter loan production and growth contributed to record quarterly revenue and is a validation of our recent strategic investments in our omni-channel model, including our digital initiatives, geographic expansion, and new product and channel development.”

“Along with our exceptional top-line results, we continue to maintain a superior credit profile,” added Mr. Beck. “Our 30+ day delinquency rate improved to a historical low of 3.6%, enabling us to maintain our allowance for credit losses at prior levels despite record sequential quarterly portfolio growth. Robust growth, stable credit, well-managed expenses, and low funding costs combined for another quarter of significant, year-over-year earnings growth. Looking to the second half of 2021, we remain focused on executing on our current strategies to grow our portfolio and to maintain our strong credit profile. With ample unused capacity and available liquidity, we remain well-positioned to continue grabbing market share and delivering attractive returns and long-term value to our shareholders.”

Second Quarter 2021 Highlights

•

Net income for the second quarter of 2021 was $20.2 million and diluted earnings per share was $1.87, compared to net income of $7.5 million and diluted earnings per share of $0.68 in the prior-year period.

•	Net finance receivables as of June 30, 2021 were $1.2 billion, an increase of 15.7%, or $160.8 million, from the prior-year period.

-	Total core small and large loan net finance receivables increased $172.3 million, or 17.3%, compared to the prior-year period.

-

Large loan net finance receivables of $789.7 million increased $171.6 million, or 27.8%, from the prior-year period and represented 66.7% of the total loan portfolio. Small loan net finance receivables were $380.8 million, an increase of 0.2% from the prior-year period.

-	Originated $372.8 million of loans in the second quarter of 2021, an increase of $200.6 million, or 116.5%, from the prior-year period.

•	Total revenue for the second quarter of 2021 was $99.7 million, an increase of $9.8 million, or 10.9%, from the prior-year period.

-	Interest and fee income increased $8.7 million, or 10.9%, primarily due to higher average net finance receivables and improved interest and fee yield.

-	Insurance income, net increased $1.0 million, or 13.2%, driven by an increase in premium revenue and partially offset by an increase in life insurance claims expense.

•

Provision for credit losses for the second quarter of 2021 was $20.5 million, a decrease of $7.0 million, or 25.3%, from the prior-year period. The provision for credit losses for the second quarter of 2021 included a release in the allowance for credit losses of $6.3 million related to the expected economic impact of the COVID-19 pandemic and a net $6.1 million incremental build in reserves related to portfolio growth.

-

Allowance for credit losses was $139.4 million as of June 30, 2021, including a $17.5 million allowance for credit losses associated with COVID-19. The company’s macroeconomic model assumes an unemployment rate under 8% at the end of 2021.

•	Annualized net credit losses as a percentage of average net finance receivables for the second quarter of 2021 were 7.4%, a 320 basis point improvement compared to 10.6% in the prior-year period.

•

As of June 30, 2021, 30+ day contractual delinquencies totaled $42.8 million, or 3.6% of net finance receivables, compared to 4.8% in the prior-year period. As of June 30, 2021, approximately 80% of the company’s total portfolio had been originated since April 2020, the vast majority of which was subject to enhanced credit standards deployed following the outset of the pandemic.

•

General and administrative expenses for the second quarter of 2021 were $46.4 million, an increase of $4.9 million, or 11.7%, from the prior-year period due to investment in digital and technological capabilities of $1.2 million and increased marketing expenses of $3.3 million, normalized to pre-pandemic levels and to support the company’s growth initiatives.

•

The operating expense ratio (annualized general and administrative expenses as a percentage of average net finance receivables) for the second quarter of 2021 was 16.5%, an increase of 70 basis points compared to the prior-year period.

•

As of June 30, 2021, the company had total unused capacity on its revolving credit facilities of $647 million, subject to the borrowing base, and available liquidity of $202 million, including unrestricted cash on hand and immediate availability to draw down cash from its revolving credit facilities.

•

In the second quarter of 2021, the company repurchased 344,429 shares of its common stock at a weighted-average price of $46.45 per share under the company’s $30 million stock repurchase program announced in May 2021. The company also repurchased an additional 68,437 shares at a weighted-average price of $50.49 per share in July 2021, bringing total repurchases under the stock repurchase program announced in May 2021 to 412,866 shares at a weighted-average price of $47.12 per share through July 2021.

•	In July 2021, the company closed its sixth asset-backed securitization, a $200 million note issuance with a weighted-average coupon of 2.30%.

Third Quarter 2021 Dividend and Increase in Stock Repurchase Program Authorization

The company’s Board of Directors has declared a dividend of $0.25 per common share for the third quarter of 2021. The dividend will be paid on September 15, 2021 to shareholders of record as of the close of business on August 25, 2021.

The declaration and payment of any future dividend is subject to the discretion of the Board of Directors and will depend on a variety of factors, including the company’s financial condition and results of operations.

In addition, the company’s Board of Directors has approved a $20 million increase in the amount authorized under the stock repurchase program announced in May 2021, from $30 million to $50 million.

Share repurchases under the stock repurchase program may be made in the open market at prevailing market prices, through privately negotiated transactions, or through other structures in accordance with applicable federal securities laws, at times and in amounts as management deems appropriate. The timing and the amount of any common stock repurchases will be determined by the company’s management based on its evaluation of market conditions, the company’s liquidity needs, legal and contractual requirements and restrictions (including covenants in the company’s credit agreements), share price, and other factors. Repurchases of common stock may be made under a Rule 10b5-1 plan, which would permit common stock to be repurchased when the company might otherwise be precluded from doing so under insider trading laws. The repurchase program does not obligate the company to repurchase any particular number of shares and may be suspended, modified, or discontinued at any time without prior notice.

Liquidity and Capital Resources

As of June 30, 2021, the company had net finance receivables of $1.2 billion and debt of $853.1 million ($851.3 million of outstanding debt and $1.7 million of interest payable). The debt consisted of:

•	$144.5 million on its $640.0 million senior revolving credit facility availability,
•	$149.2 million on its three revolving warehouse credit facilities availability, totaling $300.0 million, and
•	$559.3 million through its asset-backed securitizations.

The company’s unused capacity on its revolving credit facilities (subject to the borrowing base) was $647 million, or 68.9%, as of June 30, 2021.

The company had a funded debt-to-equity ratio of 3.1 to 1.0 and a stockholders’ equity ratio of 23.4%, each as of June 30, 2021. On a non-GAAP basis, the company had a funded debt-to-tangible equity ratio of 3.2 to 1.0, as of June 30, 2021. Please refer to the reconciliations of non-GAAP measures to comparable GAAP measures included at the end of this press release.

Full Year 2021 Outlook

In light of the unique circumstances presented by the COVID-19 pandemic and credit loss provisioning under the new CECL accounting standard, the company is initiating a full year 2021 outlook for net income. For the full year 2021, the company expects net income to be between $75 million and $80 million. The outlook assumes that:

•	Current economic conditions remain steady,
•	The full year 2021 net credit loss rate will be approximately 7.0%,
•	The company will build its allowance for credit losses in the second half of the year due to net finance receivables growth,
•	The allowance for credit losses rate will normalize to pre-pandemic levels of approximately 10.8% by the end of the year, and
•

General and administrative expenses will increase in the second half of the year as the company continues to invest in its growth initiatives, including increased marketing expenses associated with digital lending efforts.

Branch Network

As of June 30, 2021, the company’s branch network consisted of 368 locations, and in April 2021, the company opened its first branch in Illinois. The company expects to open 15 to 20 new branches during the full year 2021, subject to the economic environment.

Conference Call Information

Regional Management Corp. will host a conference call and webcast today at 5:00 PM ET to discuss these results.

The dial-in number for the conference call is (855) 327-6837 (toll-free) or (631) 891-4304 (direct). Please dial the number 10 minutes prior to the scheduled start time.

*** A supplemental slide presentation will be made available on Regional’s website prior to the earnings call at www.RegionalManagement.com. ***

In addition, a live webcast of the conference call will be available on Regional’s website at www.RegionalManagement.com.

A webcast replay of the call will be available at www.RegionalManagement.com for one year following the call.

About Regional Management Corp.

Regional Management Corp. (NYSE: RM) is a diversified consumer finance company that provides attractive, easy-to-understand installment loan products primarily to customers with limited access to consumer credit from banks, thrifts, credit card companies, and other lenders. Regional Management operates under the name “Regional Finance” in 368 branch locations across 12 states in the Southeastern, Southwestern, Mid-Atlantic, and Midwestern United States, as of June 30, 2021. Most of its loan products are secured, and each is structured on a fixed rate, fixed term basis with fully amortizing equal monthly installment payments, repayable at any time without penalty. Regional Management sources loans through its multiple channel platform, which includes branches, centrally-managed direct mail campaigns, digital partners, retailers, and its consumer website. For more information, please visit www.RegionalManagement.com.

Forward-Looking Statements

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact but instead represent Regional Management Corp.’s expectations or beliefs concerning future events. Forward-looking statements include, without limitation, statements concerning financial outlooks or future plans, objectives, goals, projections, strategies, events, or performance, and underlying assumptions and other statements related thereto. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook,” and similar expressions may be used to identify these forward-looking statements. Such forward-looking statements speak only as of the date on which they were made and are about matters that are inherently subject to risks and uncertainties, many of which are outside of the control of Regional Management. As a result, actual performance and results may differ materially from those contemplated by these forward-looking statements. Therefore, investors should not place undue reliance on forward-looking statements.

Factors that could cause actual results or performance to differ from the expectations expressed or implied in forward-looking statements include, but are not limited to, the following: risks related to Regional Management’s business, including the COVID-19 pandemic and its impact on Regional Management’s operations and financial condition; managing growth effectively, implementing Regional Management’s growth strategy, and opening new branches as planned; Regional Management’s convenience check strategy; Regional Management’s policies and procedures for underwriting, processing, and servicing loans; Regional Management’s ability to collect on its loan portfolio; Regional Management’s insurance operations; exposure to credit risk and repayment risk, which risks may increase in light of adverse or recessionary economic conditions; the implementation of new underwriting models and processes, including as to the effectiveness of new custom scorecards; changes in the competitive environment in which Regional Management operates or a decrease in the demand for its products; the geographic concentration of Regional Management’s loan portfolio; the failure of third-party service providers, including those providing information technology products; changes in economic conditions in the markets Regional Management serves, including levels of unemployment and bankruptcies; the ability to achieve successful acquisitions and strategic alliances; the ability to make technological improvements as quickly as competitors; security breaches, cyber-attacks, failures in information systems, or fraudulent activity; the ability to originate loans; reliance on information technology resources and providers, including the risk of prolonged system outages; changes in current revenue and expense trends, including trends affecting delinquencies and credit losses; changes in operating and administrative expenses; the departure, transition, or replacement of key personnel; the ability to timely and effectively implement, transition to, and maintain the necessary information technology systems, infrastructure, processes, and controls to support Regional Management’s operations and initiatives; changes in interest rates; existing sources of liquidity may become insufficient or access to these sources may become unexpectedly restricted; exposure to financial risk due to asset-backed securitization transactions; risks related to regulation and legal proceedings, including changes in laws or regulations or in the interpretation or enforcement of laws or regulations; changes in accounting standards, rules, and interpretations and the failure of related assumptions and estimates, including those associated with the implementation of CECL accounting; the impact of changes in tax laws, guidance, and interpretations, including the timing and amount of revenues that may be recognized; risks related to the ownership of Regional Management’s common stock, including volatility in the market price of shares of Regional Management’s common stock; the timing and amount of future cash dividend payments; and anti-takeover provisions in Regional Management’s charter documents and applicable state law. The COVID-19 pandemic may also magnify many of these risks and uncertainties.

The foregoing factors and others are discussed in greater detail in Regional Management’s filings with the Securities and Exchange Commission. Regional Management will not update or revise forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events or the non-occurrence of anticipated events, whether as a result of new information, future developments, or otherwise, except as required by law. Regional Management is not responsible for changes made to this document by wire services or Internet services.

Contact

Investor Relations
Garrett Edson, (203) 682-8331

investor.relations@regionalmanagement.com

Regional Management Corp. and Subsidiaries

Consolidated Statements of Income

(Unaudited)

(dollars in thousands, except per share amounts)

			Better (Worse)				Better (Worse)
	2Q 21	2Q 20	$	%	YTD 21	YTD 20	$	%
Revenue
Interest and fee income	$88,793	$80,067	$8,726	10.9%	$176,072	$167,064	$9,008	5.4%
Insurance income, net	8,656	7,650	1,006	13.2%	16,641	13,599	3,042	22.4%
Other income	2,227	2,133	94	4.4%	4,694	5,261	(567)	(10.8)%
Total revenue	99,676	89,850	9,826	10.9%	197,407	185,924	11,483	6.2%

Expenses
Provision for credit losses	20,549	27,499	6,950	25.3%	31,911	77,021	45,110	58.6%

Personnel	28,370	26,863	(1,507)	(5.6)%	57,221	56,374	(847)	(1.5)%
Occupancy	5,568	5,608	40	0.7%	11,588	10,835	(753)	(6.9)%
Marketing	4,776	1,438	(3,338)	(232.1)%	7,486	3,124	(4,362)	(139.6)%
Other	7,675	7,616	(59)	(0.8)%	15,937	17,435	1,498	8.6%
Total general and administrative	46,389	41,525	(4,864)	(11.7)%	92,232	87,768	(4,464)	(5.1)%

Interest expense	7,801	9,137	1,336	14.6%	14,936	19,296	4,360	22.6%
Income before income taxes	24,937	11,689	13,248	113.3%	58,328	1,839	56,489	3,071.7%
Income taxes	4,771	4,219	(552)	(13.1)%	12,640	694	(11,946)	(1,721.3)%
Net income	$20,166	$7,470	$12,696	170.0%	$45,688	$1,145	$44,543	3,890.2%
Net income per common share:
Basic	$1.98	$0.68	$1.30	191.2%	$4.41	$0.10	$4.31	4,310.0%
Diluted	$1.87	$0.68	$1.19	175.0%	$4.18	$0.10	$4.08	4,080.0%
Weighted-average common shares outstanding:
Basic	10,200	10,962	762	7.0%	10,371	10,929	558	5.1%
Diluted	10,797	11,013	216	2.0%	10,931	11,130	199	1.8%
Return on average assets (annualized)	7.1%	2.9%			8.2%	0.2%
Return on average equity (annualized)	28.7%	11.7%			32.7%	0.9%

Regional Management Corp. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(dollars in thousands, except par value amounts)

			Increase (Decrease)
	2Q 21	2Q 20	$	%
Assets
Cash	$6,086	$8,973	$(2,887)	(32.2)%
Net finance receivables	1,183,387	1,022,635	160,752	15.7%
Unearned insurance premiums	(39,469)	(27,016)	(12,453)	(46.1)%
Allowance for credit losses	(139,400)	(142,000)	2,600	1.8%
Net finance receivables, less unearned insurance premiums and allowance for credit losses	1,004,518	853,619	150,899	17.7%
Restricted cash	99,920	54,423	45,497	83.6%
Lease assets	28,223	27,177	1,046	3.8%
Deferred tax assets, net	14,109	20,682	(6,573)	(31.8)%
Property and equipment	12,658	15,504	(2,846)	(18.4)%
Intangible assets	9,081	8,824	257	2.9%
Other assets	16,710	11,023	5,687	51.6%
Total assets	$1,191,305	$1,000,225	$191,080	19.1%
Liabilities and Stockholders’ Equity
Liabilities:
Debt	$853,067	$683,865	$169,202	24.7%
Unamortized debt issuance costs	(9,356)	(7,584)	(1,772)	(23.4)%
Net debt	843,711	676,281	167,430	24.8%
Accounts payable and accrued expenses	38,316	34,843	3,473	10.0%
Lease liabilities	30,295	29,220	1,075	3.7%
Total liabilities	912,322	740,344	171,978	23.2%
Stockholders’ equity:
Preferred stock ($0.10 par value, 100,000 shares authorized, none issued or outstanding)	—	—	—	—
Common stock ($0.10 par value, 1,000,000 shares authorized, 14,141 shares issued and 10,360 shares outstanding at June 30, 2021 and 13,727 shares issued and 11,243 shares outstanding at June 30, 2020)	1,414	1,373	41	3.0%
Additional paid-in-capital	105,509	104,530	979	0.9%
Retained earnings	268,172	204,052	64,120	31.4%
Treasury stock (3,780 shares at June 30, 2021 and 2,484 shares at June 30, 2020)	(96,112)	(50,074)	(46,038)	(91.9)%
Total stockholders’ equity	278,983	259,881	19,102	7.4%
Total liabilities and stockholders’ equity	$1,191,305	$1,000,225	$191,080	19.1%

Regional Management Corp. and Subsidiaries

Selected Financial Data

(Unaudited)

(dollars in thousands, except per share amounts)

	Net Finance Receivables by Product
	2Q 21	1Q 21	QoQ $ Inc (Dec)	QoQ % Inc (Dec)	2Q 20	YoY $ Inc (Dec)	YoY % Inc (Dec)
Small loans	$380,780	$371,188	$9,592	2.6%	$380,083	$697	0.2%
Large loans	789,743	719,441	70,302	9.8%	618,134	171,609	27.8%
Total core loans	1,170,523	1,090,629	79,894	7.3%	998,217	172,306	17.3%
Automobile loans	2,303	3,033	(730)	(24.1)%	6,059	(3,756)	(62.0)%
Retail loans	10,561	11,941	(1,380)	(11.6)%	18,359	(7,798)	(42.5)%
Total net finance receivables	$1,183,387	$1,105,603	$77,784	7.0%	$1,022,635	$160,752	15.7%
Number of branches at period end	368	365	3	0.8%	368	—	—
Average net finance receivables per branch	$3,216	$3,029	$187	6.2%	$2,779	$437	15.7%

	Averages and Yields
	2Q 21		1Q 21		2Q 20
	Average Net Finance Receivables	Average Yield (Annualized)	Average Net Finance Receivables	Average Yield (Annualized)	Average Net Finance Receivables	Average Yield (Annualized)
Small loans	$365,535	38.3%	$389,138	37.5%	$404,019	36.2%
Large loans	744,935	28.6%	717,572	27.9%	618,860	27.3%
Automobile loans	2,647	12.7%	3,480	13.0%	6,820	14.8%
Retail loans	11,181	18.2%	13,170	17.8%	20,114	18.0%
Total interest and fee yield	$1,124,298	31.6%	$1,123,360	31.1%	$1,049,813	30.5%
Total revenue yield	$1,124,298	35.5%	$1,123,360	34.8%	$1,049,813	34.2%

	Components of Increase in Interest and Fee Income
	2Q 21 Compared to 2Q 20
	Increase (Decrease)
	Volume	Rate	Volume & Rate	Total
Small loans	$(3,487)	$2,099	$(200)	$(1,588)
Large loans	8,618	1,879	383	10,880
Automobile loans	(155)	(37)	23	(169)
Retail loans	(403)	10	(4)	(397)
Product mix	1,108	(1,108)	—	—
Total increase in interest and fee income	$5,681	$2,843	$202	$8,726

	Net Loans Originated (1) (2)
	2Q 21	1Q 21	QoQ $ Inc (Dec)	QoQ % Inc (Dec)	2Q 20	YoY $ Inc (Dec)	YoY % Inc (Dec)
Small loans	$147,456	$98,817	$48,639	49.2%	$79,265	$68,191	86.0%
Large loans	223,648	130,821	92,827	71.0%	90,980	132,668	145.8%
Retail loans	1,668	1,780	(112)	(6.3)%	1,907	(239)	(12.5)%
Total net loans originated	$372,772	$231,418	$141,354	61.1%	$172,152	$200,620	116.5%
(1)	Represents the balance of loan originations and refinancings net of unearned finance charges.
(2)	The company ceased originating automobile purchase loans in November 2017.

	Other Key Metrics
	2Q 21	1Q 21	2Q 20
Net credit losses	$20,749	$21,762	$27,899
Percentage of average net finance receivables (annualized)	7.4%	7.7%	10.6%
Provision for loan losses (1)	$20,549	$11,362	$27,499
Percentage of average net finance receivables (annualized)	7.3%	4.0%	10.5%
Percentage of total revenue	20.6%	11.6%	30.6%
General and administrative expenses	$46,389	$45,843	$41,525
Percentage of average net finance receivables (annualized)	16.5%	16.3%	15.8%
Percentage of total revenue	46.5%	46.9%	46.2%
Same store results (2):
Net finance receivables at period-end	$1,175,516	$1,100,840	$1,016,776
Net finance receivable growth rate	15.4%	0.2%	2.2%
Number of branches in calculation	356	356	349
(1)	Includes COVID-19 pandemic impacts to provision for credit losses of $(6,300), $(6,600), and $9,500 for 2Q 21, 1Q 21, and 2Q 20, respectively.
(2)	Same store sales reflect the change in year-over-year sales for the comparable branch base. The comparable branch base includes those branches open for at least one year.

	Contractual Delinquency by Aging
	2Q 21		1Q 21		2Q 20
Allowance for credit losses (1)	$139,400	11.8%	$139,600	12.6%	$142,000	13.9%
Current	1,066,124	90.1%	1,010,859	91.4%	896,928	87.8%
1 to 29 days past due	74,470	6.3%	47,024	4.3%	76,172	7.4%
Delinquent accounts:
30 to 59 days	14,488	1.2%	11,252	1.0%	15,277	1.4%
60 to 89 days	9,614	0.8%	9,808	0.9%	9,764	1.0%
90 to 119 days	6,116	0.5%	8,682	0.8%	7,014	0.7%
120 to 149 days	5,961	0.5%	8,717	0.8%	8,081	0.8%
150 to 179 days	6,614	0.6%	9,261	0.8%	9,399	0.9%
Total contractual delinquency	$42,793	3.6%	$47,720	4.3%	$49,535	4.8%
Total net finance receivables	$1,183,387	100.0%	$1,105,603	100.0%	$1,022,635	100.0%
1 day and over past due	$117,263	9.9%	$94,744	8.6%	$125,707	12.2%

	Contractual Delinquency by Product
	2Q 21		1Q 21		2Q 20
Small loans	$18,876	5.0%	$22,582	6.1%	$24,465	6.4%
Large loans	23,068	2.9%	24,177	3.4%	23,660	3.8%
Automobile loans	183	7.9%	227	7.5%	291	4.8%
Retail loans	666	6.3%	734	6.1%	1,119	6.1%
Total contractual delinquency	$42,793	3.6%	$47,720	4.3%	$49,535	4.8%
(1)	Includes incremental COVID-19 allowance for credit losses of $17,500, $23,800, and $33,400 in 2Q 21, 1Q 21, and 2Q 20, respectively.

	Income Statement Quarterly Trend
	2Q 20	3Q 20	4Q 20	1Q 21	2Q 21	QoQ $ B(W)	YoY $ B(W)
Revenue
Interest and fee income	$80,067	$81,306	$86,845	$87,279	$88,793	$1,514	$8,726
Insurance income, net	7,650	6,861	7,889	7,985	8,656	671	1,006
Other income	2,133	2,371	2,710	2,467	2,227	(240)	94
Total revenue	89,850	90,538	97,444	97,731	99,676	1,945	9,826
Expenses
Provision for credit losses	27,499	22,089	24,700	11,362	20,549	(9,187)	6,950
Personnel	26,863	26,207	26,979	28,851	28,370	481	(1,507)
Occupancy	5,608	5,894	5,900	6,020	5,568	452	40
Marketing	1,438	3,249	3,984	2,710	4,776	(2,066)	(3,338)
Other	7,616	8,404	7,931	8,262	7,675	587	(59)
Total general and administrative	41,525	43,754	44,794	45,843	46,389	(546)	(4,864)
Interest expense	9,137	9,300	9,256	7,135	7,801	(666)	1,336
Income before income taxes	11,689	15,395	18,694	33,391	24,937	(8,454)	13,248
Income taxes	4,219	4,157	4,347	7,869	4,771	3,098	(552)
Net income	$7,470	$11,238	$14,347	$25,522	$20,166	$(5,356)	$12,696
Net income per common share:
Basic	$0.68	$1.02	$1.32	$2.42	$1.98	$(0.44)	$1.30
Diluted	$0.68	$1.01	$1.28	$2.31	$1.87	$(0.44)	$1.19
Weighted-average shares outstanding:
Basic	10,962	10,977	10,882	10,543	10,200	343	762
Diluted	11,013	11,092	11,228	11,066	10,797	269	216
Net interest margin	$80,713	$81,238	$88,188	$90,596	$91,875	$1,279	$11,162
Net credit margin	$53,214	$59,149	$63,488	$79,234	$71,326	$(7,908)	$18,112

	Balance Sheet Quarterly Trend
	2Q 20	3Q 20	4Q 20	1Q 21	2Q 21	QoQ $ Inc (Dec)	YoY $ Inc (Dec)
Total assets	$1,000,225	$1,037,559	$1,103,856	$1,098,295	$1,191,305	$93,010	$191,080
Net finance receivables	$1,022,635	$1,059,554	$1,136,259	$1,105,603	$1,183,387	$77,784	$160,752
Allowance for credit losses	$142,000	$144,000	$150,000	$139,600	$139,400	$(200)	$(2,600)
Debt	$683,865	$700,139	$768,909	$752,200	$853,067	$100,867	$169,202

	Other Key Metrics Quarterly Trend
	2Q 20	3Q 20	4Q 20	1Q 21	2Q 21	QoQ Inc (Dec)	YoY Inc (Dec)
Interest and fee yield (annualized)	30.5%	31.5%	31.9%	31.1%	31.6%	0.5%	1.1%
Efficiency ratio (1)	46.2%	48.3%	46.0%	46.9%	46.5%	(0.4)%	0.3%
Operating expense ratio (2)	15.8%	17.0%	16.4%	16.3%	16.5%	0.2%	0.7%
30+ contractual delinquency	4.8%	4.7%	5.3%	4.3%	3.6%	(0.7)%	(1.2)%
Net credit loss ratio (3)	10.6%	7.8%	6.9%	7.7%	7.4%	(0.3)%	(3.2)%
Book value per share	$23.11	$24.03	$24.89	$26.28	$26.93	$0.65	$3.82
(1)	General and administrative expenses as a percentage of total revenue.
(2)	Annualized general and administrative expenses as a percentage of average net finance receivables.
(3)	Annualized net credit losses as a percentage of average net finance receivables.

	Averages and Yields
	YTD 21		YTD 20
	Average Net Finance Receivables	Average Yield (Annualized)	Average Net Finance Receivables	Average Yield (Annualized)
Small loans	$377,272	37.9%	$431,076	36.5%
Large loans	731,329	28.3%	626,185	27.4%
Automobile loans	3,061	12.9%	7,719	14.1%
Retail loans	12,170	18.0%	21,585	17.9%
Total interest and fee yield	$1,123,832	31.3%	$1,086,565	30.8%
Total revenue yield	$1,123,832	35.1%	$1,086,565	34.2%

	Components of Increase in Interest and Fee Income
	YTD 21 Compared to YTD 20
	Increase (Decrease)
	Volume	Rate	Volume & Rate	Total
Small loans	$(9,818)	$2,994	$(374)	$(7,198)
Large loans	14,428	2,539	426	17,393
Automobile loans	(328)	(47)	28	(347)
Retail loans	(844)	8	(4)	(840)
Product mix	2,292	(2,325)	33	—
Total increase in interest and fee income	$5,730	$3,169	$109	$9,008

	Net Loans Originated (1) (2)
	YTD 21	YTD 20	YTD $ Inc (Dec)	YTD % Inc (Dec)
Small loans	$246,273	$199,289	$46,984	23.6%
Large loans	354,469	196,628	157,841	80.3%
Retail loans	3,448	5,480	(2,032)	(37.1)%
Total net loans originated	$604,190	$401,397	$202,793	50.5%
(1)	Represents the balance of loan originations and refinancings net of unearned finance charges.
(2)	The company ceased originating automobile loans in November 2017.

	Other Key Metrics
	YTD 21	YTD 20
Net credit losses	$42,511	$57,321
Percentage of average net finance receivables (annualized)	7.6%	10.6%
Provision for loan losses (1)	$31,911	$77,021
Percentage of average net finance receivables (annualized)	5.7%	14.2%
Percentage of total revenue	16.2%	41.4%
General and administrative expenses (2) (3)	$92,232	$87,768
Percentage of average net finance receivables (annualized)	16.4%	16.2%
Percentage of total revenue	46.7%	47.2%

(1) Includes COVID-19 pandemic impacts to provision for credit losses of $(12,900) and $33,400 for YTD 21 and YTD 20, respectively.

(2) Includes non-operating executive transition costs of $3,066 for YTD 20.

(3) Includes non-operating loan management system outage costs of $720 for YTD 20.

Non-GAAP Financial Measures

In addition to financial measures presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. The company’s management utilizes non-GAAP measures as additional metrics to aid in, and enhance, its understanding of the company’s financial results. Tangible equity and funded debt-to-tangible equity ratio are non-GAAP measures that adjust GAAP measures to exclude intangible assets. Management uses these equity measures to evaluate and manage the company’s capital and leverage position. The company also believes that these equity measures are commonly used in the financial services industry and provide useful information to users of the company’s financial statements in the evaluation of its capital and leverage position.

This non-GAAP financial information should be considered in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. In addition, the company’s non-GAAP measures may not be comparable to similarly titled non-GAAP measures of other companies. The following tables provide a reconciliation of GAAP measures to non-GAAP measures.

	2Q 21
Debt	$853,067
Total stockholders' equity	278,983
Less: Intangible assets	9,081
Tangible equity (non-GAAP)	$269,902
Funded debt-to-equity ratio	3.1	x
Funded debt-to-tangible equity ratio (non-GAAP)	3.2	x